Exhibit 99.1

News Release

Pinnacle Airlines Corp. Acquires Mesaba Aviation, Inc.

Combined organization ‘well positioned to be a major competitive player for the long term’

MEMPHIS, Tenn – July 1, 2010 – Pinnacle Airlines Corp. (NASDAQ: PNCL) (the “Company”) announced today that it has acquired Mesaba Aviation, Inc. from Delta Air Lines (NYSE: DAL), for $62 million.

Previously a wholly owned subsidiary of Delta, Mesaba operates a fleet of 92 regional aircraft as a Delta Connection carrier, and is one of the largest operators of Bombardier CRJ-900 aircraft in the world. The acquisition enhances the Company’s position as one of the nation’s pre-eminent independent regional airline companies.

“This transaction brings together very strong and very similar organizations,” said Phil Trenary, the Company’s President and Chief Executive Officer. “Together, we will be even stronger, well positioned to be a major competitive player for the long term.”

Trenary added, “Even as long-time competitors, Pinnacle and Mesaba have always had tremendous respect for one another.  We have comparable values and goals, built around safety, respect for our people, customer service and operational excellence.  We have very similar fleets of regional jets and turboprops, and we fly complementary routes with schedules that are already integrated as part of Delta Connection.”

Founded in 1944, Mesaba is the longest-flying regional airline in the United States.  It will remain headquartered in Eagan, Minn., under its current management team.

“We at Mesaba are excited about this partnership and the opportunities that it can provide,” said Mesaba President John Spanjers.  “Pinnacle is no longer a competitor but a partner that shares our common goal of success and offers growth opportunities with other major carriers.”

Pinnacle Airlines, Inc. (“Pinnacle”), the Company’s regional jet operating subsidiary, also operates as a Delta Connection carrier.  In addition, the Company’s Colgan Air subsidiary operates turboprop regional service for Continental Airlines, United Air Lines and US Airways, minimizing the Company’s dependence on any single partner.

The total fleet consists of 202 regional jets – 57 76-passenger Bombardier CRJ-900 and 145 50-passenger Bombardier CRJ-200 – and 80 turboprops, consisting of 14 74-passenger Bombardier Q400 and 66 34-passenger Saab SF340.  The Company also has 15 firm orders for new Q400 NextGen aircraft, with deliveries starting in August, and purchase options for an additional 30.

Under the terms of the transaction, the Company and Delta established a new, 12-year capacity purchase agreement effective July 1, 2010, for the operation of Mesaba’s CRJ-900 fleet.  This new CRJ-900 agreement is structured similarly to Pinnacle’s existing agreements with Delta, providing for targeted levels of performance and profitability.  Mesaba will continue to sublease its fleet of CRJ-900 aircraft from Delta for the 12-year term of the related capacity purchase agreement.

Mesaba’s CRJ-200 operations will be governed under Pinnacle’s current Airline Services Agreement with Delta, which runs through 2017.  In addition, the Company and Delta entered into a separate, short-term capacity purchase agreement providing for the operation of Mesaba’s Saab 340B+ fleet until they are removed from Delta Connection service in late 2011 under Delta’s previously announced retirement program.

“We have further solidified our future with Delta, which has previously signaled its desire to work with a smaller number of strong regional partners,” said Trenary.  “We also have additional opportunities to grow with the ‘right’ product offering – a full spectrum of regional jets and turboprops.  As we grow, our emphasis will be on expanding our existing fleets of CRJ-900 and Q400 aircraft, the most cost-effective and fuel-efficient aircraft types within their respective classes – and what our airline partners are demanding.”

With total employment of approximately 7,700, the Company will continue to operate three subsidiaries – Pinnacle Airlines, Inc., Colgan Air, Inc. and Mesaba Aviation, Inc.

“Over the longer term, we anticipate that we can enhance efficiency and growth opportunities for our airlines and our people by reorganizing around two operating airlines,” said Trenary.  “Our intent is to combine the regional jets under Pinnacle Airlines and the turboprops under Mesaba Aviation.  However, there are many complex issues to be addressed, and this will take time.”

The Company will hold a webcast for investors today at 9 a.m. CT to provide additional details about the transaction.  Interested parties may access the webcast at www.PNCL.com, the Company’s Web site.

“As the industry continues to consolidate at both the major and regional carrier levels, we have solidly established ourselves as a strong, independent regional airline corporation,” said Trenary.  “We are well positioned to succeed and grow, which will provide growth in jobs, growth opportunities for our people and increased value for our shareholders.”

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About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines, Inc.; Colgan Air, Inc.; and Mesaba Aviation, Inc.  Pinnacle Airlines, Inc. operates a fleet of 142 regional jets under Delta brands in the United States, Canada, the Bahamas, Mexico, U.S. Virgin Islands, and Turks and Caicos Islands.  Colgan Air, Inc. operates a fleet of 48 regional turboprops as Continental Connection, United Express and US Airways Express.  Mesaba, also a Delta Connection carrier, operates an advanced fleet of regional jet and jet-prop aircraft.  The corporate headquarters is located in Memphis, Tenn.  Airport hub operations are located in Atlanta, Boston, Detroit, Newark, Washington Dulles, Houston, Memphis, Minneapolis and Salt Lake City.  Visit www.pncl.com for more information.

This press release contains various forward-looking statements based on management's beliefs, as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web site or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected.  The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

Contact:
Joe Williams
901-346-6162